Exhibit 10.15

February 21,200l

Mr. Stephen Shulman
CEO & President / Director
Power Efficiency Corporation
4220 Varsity Drive, Suite E
Ann Arbor, Michigan 48108

Dear Steve,

This letter amends and restates an arrangement between ARl Group on the one hand and Power Efficiency Corporation on the other hand.

1.

Lee W. Greenberg, dba ARI Group (Individually and/or collectively "ARI") is hereby engaged, subject to the terms and conditions as set forth in this amended and restated letter agreement ("AGREEMENT') to act as strategic advisor and separately as a Finder to Power Efficiency Corporation, its current or to be formed affiliates, subsidiaries and related individuals and/or companies (individually and collectively, "COMPANY"). This amended and restated AGREEMENT is effective March 1,2001.

2.

Within the scope of this AGREEMENT, ARI shall, on a limited time basis, act as: A) a strategic advisor to COMPANY and advise COMPANY on its strategic direction and operational strategies; and separately as B) a Finder: as a Finder ARI shall be obligated only to use its good faith efforts to introduce, at ARI's discretion, one or more SOURCES, as defined hereafter, to COMPANY.

3.

At the request of ARI, COMPANY will furnish to ARI such financial and operating information as may be necessary for the proper performance of ARI's services hereunder. ARI shall not be obligated to provide independent verification of any such information and COMPANY is aware and advised that ARI shall rely on information provided to it by COMPANY. Moreover, COMPANY is aware and advises that ARI shall not provide any legal or accounting services hereunder. COMPANY further agrees that it shall obtain the services of competent securities counsel, corporate counsel and other counsel as well as competent accountants, auditors and other advisors, as reasonably necessary.

4.

COMPANY agrees to retain ARI for a period of twelve (12) months beginning on January 1, 2001. ("INITIAL TERM"). In the event that neither party gives notice of termination of this AGREEMENT at least ninety (90) days prior to the expiration of the INITIAL TERM, then at the conclusion of the INITIAL TERM, this AGREEMENT, including all of its compensation provisions, shall automatically renew for successive thirty-six (36) month periods. Each such thirty-six (36) month period shall be called an "EXTENSION". More than one such thirty-six (36) month period shall be called "EXTENSIONS". An EXTENSION may be terminated by either party giving notice of termination al least one hundred and eighty (180) days prior to its conclusion.

5.	COMPANY agrees to compensate ARI as follows:
(a)

Beginning on March 1, 2001, ARI shall receive five hundred dollars ($500.00) per month, until such time as COMPANY raises one million dollars ($1,000,000.00) or more in INVESTMENTS (as defined hereafter) at which time ARI'S monthly compensation shall increase to four thousand five hundred dollars ($4,5000.00) per month;

(b)

COMPANY shall provide ARI with nominally priced warrants (i.e. one (1) cent) to purchase fifty thousand (50,000) shares of COMPANY's common stock during each year of the INITIAL TERM and all EXTENSIONS of this AGREEMENT. ARI may exercise its warrants to purchase shares at the value of two dollars ($2.00) per share of common stock:

__X__ 16161 VENTURA BLVD., NO 417, ENCINO, CA 91436 TEL: (818) 995-0693 FAX: (818) 995-0695
_____ 8844 BURTON WAY BEVERLY HILLS, CA 90211 TEL: (310) 275-9544 FAX: (310) 271-5737

(c)

All shares purchased pursuant to warrants granted to ARI hereunder in this section 5 and any of its sub-sections or in any other section or part of this AGREEMENT will carry with them standard "piggyback" registration rights. (All warrants granted to ARI under any provisions of this AGREEMENT shall be made out in the name of Lee W. Greenberg, 8844 Burton Way, Suite 101, Beverly Hills, CA 90211. ARI such warrants to purchase shares of equity in the COMPANY shall be exercisable for a seven (7) year period of time from the date that such warrants are granted;

(d)

During the INITIAL TERM and EXTENSIONS, COMPANY may receive equity and/or debt investments in cash, in kind and/or in equity (collectively "INVESTMENTS"); In the event any INVESTMENTS are received directly from entities, individuals and/or companies of any kind (collectively "SOURCES") introduced to COMPANY by ARI, COMPANY shall pay ARI cash compensation at closing (including each staged closing) of any such INVESTMENTS, an amount equal to five percent (5%) of the aggregate amount of consideration received by COMPANY from INVESTMENTS by SOURCES and ARI shall be entitled to invest on the same terms and conditions as INVESTMENTS for twelve (12) months from the closing (including each staged closing) of any such INVESTMENTS; and

	(e)	ARI shall be entitled to designate its principal, Lee W. Greenberg, to participate in the COMPANY'S profit sharing plan in addition to any other compensation set forth in this AGREEMENT.
6.

COMPANY has indicated that in addition to requesting ARI's services as an advisor hereunder, COMPANY wishes for ARI to designate its principal, Lee W. Greenberg, to serve on COMPANY'S Board of Directors. ARI may do so provided that COMPANY obtains and maintains, during the INITIAL TERM and any and all EXTENSIONS, directors and officers liability insurance with a minimum coverage of one million dollars ($1,000,000.00) per occurrence and three million dollars ($3,000,000.00) in the aggregate in a form and substance acceptable to ARI. In the event that ARI designates its principal, Lee W. Greenberg to serve on COMPANY'S Board of Directors, ARI shall, in addition to other compensation set forth in this AGREEMENT, receive any and all benefits and privileges accorded to any other outside directors if same are not already otherwise part of ARI'S compensation package hereunder. ARI acknowledges that from time to time COMPANY may request that ARI's principle, Lee W. Greenberg, in his actual or prospective role as a member of COMPANY's Board of Directors, negotiate on behalf of COMPANY. If Lee W. Greenberg does negotiate on behalf of COMPANY, ARI and COMPANY understand and agree that he is doing so only in his role as an actual or prospective member of the Board of Directors and not in his role as a Finder under this AGREEMENT or in any other role.

7.

COMPANY shall reimburse ARI upon invoice for any and all out of pocket expenses incurred by ARI in the performance of its responsibilities related to this AGREEMENT including but not limited to telephone, fax, copies, printing, administrative support, secretarial support, travel and travel related expenses, etc. ARI must receive COMPANY's pre approval for expenses in excess of five hundred dollars ($500.00) per month.

8.

It is understood and agreed that ARI may, at its option, utilize associates it contracts with (as employees, independent contractors, or otherwise) (hereinafter "ASSOCIATE") to provide services under this AGREEMENT. It is further understood and agreed that ARI is an independent contractor and may not bind COMPANY. ARI'S efforts and responsibilities hereunder shall be rendered as a part time independent contractor. COMPANY understands that ARI works with several other companies / entities and may, from time to time, devote approximately one (1) to five (5) hours per week on average to each company / entity. Time devoted to each company / entity and to COMPANY is to be determined in ARI'S sole but reasonable discretion. COMPANY shall not directly or indirectly retain as an employee, independent contractor or otherwise the service of any ASSOCIATES of ARI and COMPANY shall not directly or indirectly, circumvent the actual or contemplated interests or benefits of ARI hereunder. ARI makes no representations, guarantees or warranties with respect to the possibility of a successful outcome of ARI's efforts hereunder or with respect to any other issues or matters. COMPANY acknowledges and agrees that ARI may also have a relationship with and/or be compensated by SOURCES or other individuals / companies / entities with respect to actual or potential transactions COMPANY is involved in or with respect to unrelated matters. COMPANY expressly waives any actual or apparent conflicts of interest related to ARI's relationship of any type, if any, with SOURCES or other individuals / companies / entities. COMPANY acknowledges and agrees that in ARI's role as a Finder, ARI shall only be required to use good faith efforts to introduce or refer one or more SOURCES to COMPANY and in its capacity as Finder ARI will not negotiate on behalf of COMPANY or provide any other services with respect to potential INVESTMENTS from SOURCES, (or others, if prohibited by law).

9.

COMPANY agrees to keep and maintain the terms of this AGREEMENT in confidence and not to reveal them except to its licensed attorneys and financial advisors as absolutely necessary and only after advising them of COMPANY's obligations of confidentiality.

10.

The parties hereto agree that this AGREEMENT shall be subject to, enforced and construed in accordance with the internal laws of the State of California without regard to the principles of conflicts of law and that any suit, action or proceeding with respect to this AGREEMENT will be brought in the State of California and venue for any such suit, action or proceeding will be in the County of Los Angeles, California. In addition to remedies at law, the parties shall be entitled to equitable relief when appropriate under the law of California.

11.

Except as specifically provided herein, the obligations of any party hereunder may not be assigned to any other person without the prior written consent of the other party. The provisions hereof shall inure to the benefit of and be binding upon the heirs, SUCCESSORS and the assigns of the parties.

12.

COMPANY and its principals agree to defend, indemnify and hold harmless ARI and its ASSOCIATES, affiliates, principals, officers, directors, employees, and agents and the agents of any of them from and against any and all liabilities and/or expenses which may be incurred by or served against any or all of them in connection with this AGREEMENT to the maximum extent allowable by law.

13.

All communications shall be sent to the respective parties at the addresses set forth as follows unless either party changes its address by following the notice procedure set forth in this section. Notices may be telefaxed to the fax number listed.

If to COMPANY:	Power Efficiency Corporation Attn: Stephen Shulman 4220 Varsity Drive, Suite E Ann Arbor, Michigan 48108

If to ARI:	ARI Group Attn: Lee W. Greenberg 8844 Burton Way, Suite 101 Beverly Hills, CA 90211

14.

This AGREEMENT constitutes the entire agreement between and among the parties pertaining to the subject matters hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this AGREEMENT that are not set forth herein. This AGREEMENT may not be modified, amended or waived in any manner except by an instrument in writing signed by each of the parties hereto. The waiver by the party of compliance on a particular occasion with any provision of this AGREEMENT by the other party shall not operate or be construed as a general waiver by such party of such provision or of any other provision of this AGREEMENT. If any court or any other governmental authority of competent jurisdiction declares all or any part of any section of this AGREEMENT to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other section or pan thereof of this AGREEMENT. In the event that only a section or part thereof of this AGREEMENT is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such section or part thereof and the section or part thereof that is declared to be unlawful or invalid shall be enforced, to the maximum extent possible, to effectuate the intent of the parties hereunder.

15.	This AGREEMENT may be executed in counterparts, each of which, when so executed shall be deemed to be an original, but all of which, taken together shall constitute one and the same AGREEMENT.
16.

This AGREEMENT shall be construed to have been drafted by all parties. The language of all parts of principle that the language herein is to be construed against any party shall not apply. The headings used herein are for reference only and shall not affect the construction of this AGREEMENT. All parties have had ample opportunity to seek representation by counsel/attorneys and to be represented by counsel/attorneys for their choosing (and represent that they have done so) in the negotiation, drafting and execution of this AGREEMENT.

17.

With COMPANY's consent, ARI may announce, publicize and advertise COMPANY milestones, which occur during INITIAL TERM or any EXTENSIONS. COMPANY's consent under this provision shall not be unreasonably withheld.

18.	The parties represent and warrant that they are authorized to execute this AGREEMENT and bind ARI and COMPANY, respectively.

If the foregoing correctly sets forth the understanding among us, please so indicate on the enclosed copy of this letter in the space provided therefore and return it to us, whereupon this letter shall constitute a binding agreement between and among us.

Very truly yours,

ARI Group by:
Lee W. Greenberg, Principal

I have read, understand and agree to the above in its entirety.
Agreed to and accepted in full as of the date above set forth

Stephen Shulman, for COMPANY		Nick Anderson, for COMPANY

/s/ Stephen Shulman	March 3, 2001	/s/ Nick Anderson	March 3, 2001
Signature	Date	Signature	Date
Title: Chairman, CEO & President/Director		Title:CEO & Director

Lee W. Greenberg for ARI

/s/ Lee W. Greenberg	3/15/01
Signature	Date
Title: Princ.